UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
FILED PURSUANT TO THE SECURITIES ACT OF 1933

Date of Report: February 4, 2008

Welwind Energy International Corporation
(Exact name of registrant as specified in its charter)

Delaware	98-0207081
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

2008 EQUITY INCENTIVE PLAN

 (Full Title of Plan)

10-20172 113B Avenue
Maple Ridge, British Columbia
Canada V2X 0Y9
604-460-8487

(Address of principal executive offices)

The Company Corporation
2711 Centerville Road, Suite 400 Wilmington, DE 19808
(Name and Address of Agent for Service)

(800) 818-0204
(Telephone number, including area code of agent for service)

WITH A COPY TO:

Luis Carrillo, Partner
SteadyLaw Group, LLP
501 W. Broadway, Suite 800
San Diego, CA 92101
direct phone: 619.399.3102
main phone: 619.399.3090
fax: 619.330.1888

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value	20,000,000 shares	$0.085	$1,700,000.00	$181.90

(1)
Pursuant to Rule 416 under the Securities Act of 1933, to the extent additional shares of our Common Stock may be issued or issuable as a result of a stock split or other distribution declared at any time by our Board of Directors while this Registration Statement is in effect, this Registration Statement is hereby deemed to cover all such additional shares of Common Stock.

(2)
Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c) and Rule 457(h)(1) and based upon the average of the high and low sale prices on February 1, 2008 as reported on the NASDAQ over-the-counter bulletin board (OTC.BB), which was $0.085.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement, in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement, in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

(a)
The Company’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed.

(b)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Company’s annual report or prospectus referred to in (a) above.

(c)
The descriptions of the Common Stock of the Company and the Rights to Purchase Common Stock contained in the Company’s registration statements filed under Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating the descriptions.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Officers and Directors.

The Company's Certificate of Incorporation provides that in actions other than in the right of the Company, the Company indemnifies directors and officers of the Company against costs, charges, expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company.

With respect to actions by or in the right of the Company, the Company indemnifies directors and officers of the Company against costs, charges and expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of any action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company; except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the court shall deem proper.

The indemnification provisions contained in the Company's Certificate of Incorporation are substantially coextensive with the provisions of Section 145 of the Delaware General Corporation Law, which sets forth the applicable terms, conditions and limitations governing the indemnification of officers, directors and other persons.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See Exhibit Index immediately following the signature page.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events, which individually or together, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) to include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on February 4, 2008.

WELWIND ENERGY INTERNATIONAL CORPORATION

By:	/s/ Tammy-Lynn McNabb
Tammy-Lynn McNabb
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby severally constitutes and appoints Tammy-Lynn McNabb his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this registration statement on Form S-8, including any post-effective amendments hereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on February 4, 2008.

Signature	Title

/s/ Tammy-Lynn McNabb	Director, President, Chief Executive Officer, and Chief Financial Officer (Principal Financial & Accounting Officer)
Tammy-Lynn McNabb

/s/ Shannon de Delley	Director
Shannon de Delley

/s/ Patrick Higgins	Director
Patrick Higgins

/s/ David Wing Yiu Cho	Director
David Wing Yiu Cho

/s/ Chong-Jian Zhao	Director
Chong-Jian Zhao

/s/ Feng Junyi	Director
Feng Junyi

EXHIBIT INDEX

Exhibit Number	Description

4.1	Articles of Incorporation, incorporated by reference from Exhibit 99.1 to the Form 8-K filed on December 2, 2004 as amended on February 3, 2005.

4.2	Bylaws, incorporated by reference from Exhibit 99.2 to the Form 8-K filed on December 2, 2004 as amended on February 3, 2005.

4.3
Certificate of Amendment filed with the Secretary of State of Delaware on October 26, 2006, incorporated by reference from the Form 8-K filed November 1, 2006 and from the DEF 14C filed September 25, 2006.

4.4*	Welwind Energy International Corporation 2008 Equity Incentive Plan.

4.5*	Form of Stock Option Agreement under the 2008 Equity Incentive Plan.

4.6*	Form of Stock Award Agreement for Restricted Stock under the 2008 Equity Incentive Plan.

4.7*	Form of Stock Award Agreement for Stock Units under the 2008 Equity Incentive Plan.

5.1*	Opinion of SteadyLaw Group, LLP as to the legality of the securities registered hereunder.

23.1*	Consent of Manning Elliot, LLP, CHARTERED ACCOUNTANTS.

23.2*	Consent of SteadyLaw Group, LLP (contained in Opinion of SteadyLaw Group, LLP, filed as Exhibit 5.1 herewith).

24.1*	Power of Attorney (set forth on the signature page to this Registration Statement).
*Filed herewith.